UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE INC.

1 Infinite Loop

Cupertino, California 95014

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

February 25, 2009

10:00 a.m. Pacific Standard Time

To Holders of Common Stock of Apple Inc.:

Notice is hereby given that the 2009 annual meeting of shareholders (the “Annual Meeting”) of Apple Inc., a California corporation (the “Company”), will be held on Wednesday, February 25, 2009 at 10:00 a.m. Pacific Standard Time, in Building 4 of the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the Company’s Board of Directors (the “Board”). The Board intends to present for election the following eight nominees, all of whom are current directors of the Company: William V. Campbell, Millard S. Drexler, Albert A. Gore, Jr., Steven P. Jobs, Andrea Jung, Arthur D. Levinson, Ph.D., Eric E. Schmidt, Ph.D. and Jerome B. York;

2.	To consider four shareholder proposals, if properly presented at the Annual Meeting; and

3.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on December 29, 2008 are entitled to receive notice of, to attend and to vote at the Annual Meeting.

The Company is pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

Sincerely,

/S/ DANIEL COOPERMAN
DANIEL COOPERMAN
Senior Vice President,
General Counsel and Secretary

Cupertino, California

January 7, 2009

APPLE INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting, to be held on Wednesday, February 25, 2009 at 10:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on January 7, 2009. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held in Building 4 of the Company’s principal executive offices located at the address shown above.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, as filed with the SEC on November 5, 2008 (the “Annual Report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

Shareholders will vote on five items at the Annual Meeting:

•	the election to the Board of the eight nominees named in this Proxy Statement (Proposal No. 1);

•	a shareholder proposal regarding a political contributions and expenditures report, if properly presented at the Annual Meeting (Proposal No. 2);

•	a shareholder proposal regarding the adoption of principles for health care reform, if properly presented at the Annual Meeting (Proposal No. 3);

•	a shareholder proposal regarding a sustainability report, if properly presented at the Annual Meeting (Proposal No. 4); and

•	a shareholder proposal regarding an advisory vote on compensation, if properly presented at the Annual Meeting (Proposal No. 5).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“AGAINST” the shareholder proposal regarding a political contributions and expenditures report (Proposal No. 2);

•	“AGAINST” the shareholder proposal regarding the adoption of principles for health care reform (Proposal No. 3);

•	“AGAINST” the shareholder proposal regarding a sustainability report (Proposal No. 4); and

•	“AGAINST” the shareholder proposal regarding an advisory vote on compensation (Proposal No. 5).

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. The Company’s main telephone number is (408) 996-1010.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

Investor Relations

1 Infinite Loop MS 301-4IR

Cupertino, California 95014

(408) 974-3123

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view the Company’s proxy materials for the Annual Meeting on the Internet; and

•	instruct the Company to send future proxy materials to you electronically by email.

The Company’s proxy materials are also available on the Company’s website at www.apple.com/investor.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. As of December 10, 2008, there were 889,485,436 shares of the Company’s common stock issued and outstanding, held by 30,706 holders of record. Only shareholders of record as of the close of business on December 29, 2008 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (Proposal No. 1) is a matter the Company believes will be considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 1.

Shareholder proposals (Proposals No. 2, No. 3, No. 4 and No. 5) are matters the Company believes will be considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 2, No. 3, No. 4 and No. 5.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved all matters other than the election of directors (Proposal No. 1), broker non-votes have the same effect as an “AGAINST” vote. The Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the Annual Meeting and abstentions have no effect on the election of directors (Proposal No. 1). For the purpose of determining whether the shareholders have approved all other matters, abstentions have the same effect as an “AGAINST” vote.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, the eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Approval of Proposals No. 2, No. 3, No. 4, and No. 5 requires a vote that satisfies the following two criteria:

•	the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting at the Annual Meeting; and

•	the affirmative vote must constitute a majority of the voting power required to constitute the quorum.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending on March 28, 2009, which the Company is required to file with the SEC by May 7, 2009.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson Inc. to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $14,000 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (800) 261-1052.

The Company must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the Notice to beneficial owners;

•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on the Company’s behalf.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Pacific Standard Time, and each shareholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2010 annual meeting of shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders must be received no later than September 8, 2009. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange

Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Corporate Secretary by mail at 1 Infinite Loop, Cupertino, California 95014 or by facsimile at (408) 253-7457.

Requirements for Shareholder Proposals to be Brought Before the 2010 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2010 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders, must be delivered to the Company’s Corporate Secretary by mail at 1 Infinite Loop, Cupertino, California 95014 or by facsimile at (408) 253-7457 not later than the close of business on November 27, 2009 and not earlier than the close of business on October 28, 2009. In addition, your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2010 annual meeting of shareholders.

The proxy solicited by the Company for the 2010 annual meeting of shareholders will confer discretionary authority on the Company’s proxies to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to November 27, 2009 and (ii) any proposal made in accordance with the Company’s bylaw provisions, if the proxy statement relating to the 2010 annual meeting of shareholders briefly describes the matter and how the Company’s proxies intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

DIRECTORS

Listed below are the Company’s eight directors, all of whom are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
William V. Campbell	Co-lead Director	68	1997
Millard S. Drexler	Director	64	1999
Albert A. Gore, Jr.	Director	60	2003
Steven P. Jobs	Director and Chief Executive Officer	54	1997
Andrea Jung	Director	50	2008
Arthur D. Levinson, Ph.D.	Co-lead Director	58	2000
Eric E. Schmidt, Ph.D.	Director	53	2006
Jerome B. York	Director	70	1997

William V. Campbell has been Chairman of Intuit Inc. since August 1998. Mr. Campbell also is Chair of the Board of Trustees of Columbia University and a director of the National Football Foundation College Hall of Fame.

Millard S. Drexler has been Chairman and Chief Executive Officer of J. Crew Group, Inc. since January 2003. Previously, Mr. Drexler was Chief Executive Officer of Gap Inc. (“Gap”) from 1995 and President from 1987 until September 2002. Mr. Drexler also was a director of Gap from November 1983 until October 2002.

Albert A. Gore, Jr. has served as Chairman of Current TV since 2002, Chairman of Generation Investment Management since 2004 and a partner of Kleiner Perkins Caufield & Byers since 2007. Mr. Gore also is Chairman of the Alliance for Climate Protection.

Steven P. Jobs is one of the Company’s co-founders and currently serves as its Chief Executive Officer. Mr. Jobs also is a director of The Walt Disney Company.

Andrea Jung joined Avon Products, Inc. (“Avon”) in January 1994 and has been Chairman and Chief Executive Officer of Avon since September 2001, having previously served as Chief Executive Officer of Avon since November 1999. Ms. Jung also is a director of General Electric Company, where she serves on the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. She also is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst, a nonprofit corporate membership research and advisory organization, and Chairman of World Federation of Direct Selling Associations.

Arthur D. Levinson, Ph.D. joined Genentech, Inc. (“Genentech”) in 1980 and has been Chief Executive Officer and a director of Genentech since July 1995 and serves on the Executive Committee. Dr. Levinson has been Chairman of Genentech since September 1999. Dr. Levinson also is a director of Google Inc. (“Google”), where he serves on the Leadership Development and Compensation Committee. In addition, Dr. Levinson serves on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics and on the Executive Council of TechNet.

Eric E. Schmidt, Ph.D. has served as Chief Executive Officer of Google since July 2001 and Chairman of Google from March 2001 to April 2004 and from April 2007 to the present, and has been a director of Google since March 2001. Dr. Schmidt is a member of Google’s Executive Committee, Real Estate Committee and Acquisition Committee. He also is Chairman of the New America Foundation Board.

Jerome B. York has been Chief Executive Officer of Harwinton Capital LLC (formerly Harwinton Capital Corporation), a private investment company that he controls, since September 2000. Mr. York also is a director of Dana Holding Corporation, where he serves on the Audit Committee and Compensation Committee, MyPublisher, Inc., and Tyco International Ltd., where he serves on the Audit Committee.

Role of the Board; Corporate Governance Matters

It is the paramount duty of the Board to oversee the Company’s Chief Executive Officer (the “CEO”) and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience and knowledge, and bring these skills to bear for the Company. These varied skills mean that good governance depends on far more than a “check the box” approach to standards or procedures. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of five times during fiscal 2008. The Board has determined that all Board members, excluding Mr. Jobs, are independent under the applicable NASDAQ and SEC rules.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”) and Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has determined that the Chairs and all committee members are independent under the applicable NASDAQ and SEC rules. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William V. Campbell	X	Chair	—
Millard S. Drexler	—	X	X
Albert A. Gore, Jr.	—	X	X
Steven P. Jobs	—	—	—
Andrea Jung	—	—	—
Arthur D. Levinson, Ph.D.	X	—	Chair
Eric E. Schmidt, Ph.D.	—	—	—
Jerome B. York	Chair	—	—

The Audit Committee is responsible primarily for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and system of internal controls and reviewing significant financial transactions. The Audit Committee met a total of eleven times during fiscal 2008.

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, and for administering the Company’s equity compensation plans. The Compensation Committee’s authority may not be delegated to the Company’s management or others. The Compensation Committee met a total of four times during fiscal 2008.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and helps develop and implement the Company’s Corporate Governance Guidelines. The Nominating Committee also considers nominees for election as directors proposed by shareholders. The Nominating Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee met a total of five times during fiscal 2008 and met after the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board, as presented herein.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During fiscal 2008, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among executive officers and directors of the Company.

Audit Committee Financial Experts

The Board has determined that all members of the Audit Committee, Messrs. Campbell and York and Dr. Levinson, qualify as “audit committee financial experts” as defined by the SEC and also meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(l) under the Exchange Act.

Code of Ethics

The Company has a code of ethics, “Business Conduct: The Way We Do Business Worldwide,” that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of this code is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Compensation of Directors

The form and amount of director compensation are determined by the Board after its review of recommendations made by the Nominating Committee. The current practice of the Board is to base a substantial portion of a director’s annual retainer on equity. Under the Company’s 1997 Director Stock Option Plan (the “Director Plan”), members of the Board who are not also Company employees (“Non-Employee Directors”) are granted an option to acquire 30,000 shares of the Company’s common stock upon their initial election or appointment to the Board (an “Initial Option”). Initial Options vest and become exercisable in equal installments on each of the first three anniversaries of the grant date. Starting on the fourth anniversary of a Non-Employee Director’s initial election or appointment to the Board and on each subsequent anniversary thereafter during the director’s tenure on the Board, the Non-Employee Director is granted an option to acquire 10,000 shares of the Company’s common stock (an “Annual Option”). Annual Options are fully vested and immediately exercisable on the date of grant.

Non-Employee Directors also receive a $50,000 annual retainer paid in quarterly installments, and the Chair of the Audit Committee receives an additional annual retainer of $25,000. In addition, under the Company’s Board of Directors Equipment Program, each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by the Company and is eligible to purchase additional equipment at a discount. In 2008, each Non-Employee Director was offered a commemorative gift for Board service and a payment to cover the tax liability to the director arising from the gift and the payment itself. Other than the Chair of the Audit Committee, directors do not receive any additional compensation for serving as a Chair or member of any other committee.

Since his initial appointment to the Board on August 29, 2006, Dr. Schmidt has declined the annual retainer fee and declined to participate in the Director Plan, under which he would have received an Initial Option to acquire 30,000 shares of the Company’s common stock. In September 2006, Dr. Schmidt purchased 10,000 shares of the Company’s common stock on the open market.

Director Compensation—Fiscal 2008

The following table presents information regarding the compensation paid during fiscal 2008 to Non-Employee Directors. The compensation paid to Mr. Jobs is presented below under “Executive Compensation” in the table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007” and the related explanatory tables.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
William V. Campbell	50,000	—	564,700	—	—	29,314	(2)	644,014
Millard S. Drexler	50,000	—	639,300	—	—	24,266	(3)	713,566
Albert A. Gore, Jr.	50,000	—	471,300	—	—	32,945	(4)	554,245
Andrea Jung	50,000	—	478,115	—	—	26,438	(5)	554,553
Arthur D. Levinson, Ph.D.	50,000	—	630,300	—	—	31,134	(6)	711,434
Eric E. Schmidt, Ph.D.	—	—	—	—	—	30,923	(7)	30,923
Jerome B. York	75,000	—	564,700	—	—	2,606	(8)	642,306

(1)	The amounts reported in Column (d) of the table above reflect the aggregate dollar amounts for option awards granted to Non-Employee Directors that were recognized for financial statement reporting purposes with respect to fiscal 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal 2008. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Stock-Based Compensation.”

The following table presents the number of outstanding and unexercised option awards held by each of the Non-Employee Directors as of September 27, 2008. None of the Non-Employee Directors held any outstanding restricted stock awards or restricted stock units as of that date.

Director	Number of Shares Subject to Outstanding Options as of 9/27/08
William V. Campbell	120,000
Millard S. Drexler	170,000
Albert A. Gore, Jr.	79,000
Andrea Jung	30,000
Arthur D. Levinson, Ph.D.	120,000
Eric E. Schmidt, Ph.D.	—
Jerome B. York	60,000

The Company granted to Ms. Jung an Initial Option to acquire 30,000 shares of the Company’s common stock in connection with her appointment to the Board during fiscal 2008; the Company granted to all other Non-Employee Directors (other than Dr. Schmidt) an option to purchase 10,000 shares of the Company’s common stock during fiscal 2008. These grants were made on the anniversaries of the directors’ initial election or appointment to the Board. The grants had the following fair values on the applicable grant date: Mr. Campbell, $1,606,400; Mr. Drexler, $1,811,700; Mr. Gore, $1,296,700; Ms. Jung, $5,401,500; Dr. Levinson, $1,793,200; and Mr. York, $1,606,400. See the first paragraph of this footnote (1) for the assumptions used to value these awards.

(2)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $14,631; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $7,103.

(3)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $13,931; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $2,756.

(4)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $12,205; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $13,161.

(5)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $13,931; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $4,928.

(6)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $14,631; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $8,923.

(7)	This amount represents (i) a commemorative gift with a value of $7,580 and a related tax gross-up in the amount of $14,631; and (ii) one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $8,712.

(8)	This amount represents one or more new products introduced by the Company during the fiscal year, made available under the Company’s Board of Directors Equipment Program, with an aggregate value of $2,606.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board member or members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

Attendance of Directors at 2008 Annual Meeting of Shareholders

The Company encourages all incumbent directors and nominees for election as director to attend the annual meeting of shareholders. Five directors attended the annual meeting of shareholders in March 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear in the section entitled “Board Committees” were Compensation Committee members during all of fiscal 2008. Mr. Campbell formerly served as an officer of the Company and of FileMaker, Inc., a subsidiary of the Company. No other member of the Compensation Committee is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during fiscal 2008.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.” On November 3, 2008, Tony Fadell became Special Advisor to the Chief Executive Officer, as discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below. In this new position, Mr. Fadell is no longer an executive officer of the Company.

Name	Position With the Company	Age as of the Annual Meeting
Timothy D. Cook	Chief Operating Officer	48
Daniel Cooperman	Senior Vice President, General Counsel and Secretary	58
Scott Forstall	Senior Vice President, iPhone Software Engineering & Platform Experience	40
Ronald B. Johnson	Senior Vice President, Retail	50
Robert Mansfield	Senior Vice President, Mac Hardware Engineering	48
Peter Oppenheimer	Senior Vice President and Chief Financial Officer	46
Philip W. Schiller	Senior Vice President, Worldwide Product Marketing	48
Bertrand Serlet	Senior Vice President, Software Engineering	48
Sina Tamaddon	Senior Vice President, Applications	51

Timothy D. Cook, Chief Operating Officer, joined the Company in March 1998. Mr. Cook also served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Prior to joining the Company, Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Prior to his work at Compaq, Mr. Cook was Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with IBM, most recently as Director of North American Fulfillment. Mr. Cook also serves as a member of the Board of Directors of Nike, Inc.

Daniel Cooperman, Senior Vice President, General Counsel and Secretary, joined the Company in November 2007. Prior to joining the Company, he served as Senior Vice President, General Counsel and Secretary of Oracle Corporation since February 1997. Prior to that, he had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which is now Bingham McCutchen LLP) since October 1977 and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group, and from April 1989 through September 1995 he served as Managing Partner of the law firm’s San Jose office.

Scott Forstall, Senior Vice President, iPhone Software Engineering and Platform Experience, joined the Company in February 1997 upon the Company’s acquisition of NeXT. Mr. Forstall also has served the Company as Vice President of Platform Experience while leading several releases of Mac OS X, and as Director of Application Frameworks. Prior to joining the Company, Mr. Forstall worked at NeXT developing core technologies.

Ronald B. Johnson, Senior Vice President, Retail, joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

Robert Mansfield, Senior Vice President, Mac Hardware Engineering, joined the Company in November 1999 as Vice President of Development Engineering and assumed his current position in May 2008. Prior to joining the Company, Mr. Mansfield was Vice President of Engineering at Raycer Graphics and a Senior Director at Silicon Graphics, Inc.

Peter Oppenheimer, Senior Vice President and Chief Financial Officer, joined the Company in July 1996. Mr. Oppenheimer also served the Company as Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was Chief Financial Officer of one of the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing, rejoined the Company in 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bertrand Serlet, Senior Vice President, Software Engineering, joined the Company in February 1997 upon the Company’s acquisition of NeXT and also served the Company as Vice President of Platform Technology. At NeXT, Mr. Serlet held several engineering and managerial positions, including Director of Web Engineering. Prior to NeXT, Mr. Serlet worked as a research engineer at Xerox PARC from 1985 to 1989.

Sina Tamaddon, Senior Vice President, Applications, joined the Company in September 1997. Mr. Tamaddon has also served with the Company as Senior Vice President, Worldwide Service and Support, and Vice President and General Manager, Newton Group. Before joining the Company, Mr. Tamaddon held the position of Vice President, Europe with NeXT from September 1996 through March 1997. From August 1994 to August 1996, Mr. Tamaddon was Vice President, Professional Services with NeXT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 10, 2008 (the “Table Date”) with respect to the beneficial ownership of the Company’s common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 889,485,436 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Fidelity Investments and its affiliates	46,458,462	(2)	5.22%
Steven P. Jobs	5,546,451		*
William V. Campbell	122,900	(3)	*
Timothy D. Cook	13,453	(4)	*
Millard S. Drexler	160,000	(5)	*
Tony Fadell	262,938	(6)	*
Albert A. Gore, Jr.	80,000	(7)	*
Andrea Jung	10,077	(8)	*
Arthur D. Levinson, Ph.D.	375,015	(9)	*
Robert Mansfield	116,038	(10)	*
Peter Oppenheimer	11,449	(11)	*
Eric E. Schmidt, Ph.D.	12,284	(12)	*
Jerome B. York	100,000	(13)	*
All current executive officers and directors as a group (17 persons)	7,952,073	(14)	*

(1)	Represents shares of the Company’s common stock held and options held by such individuals that were exercisable at the Table Date or within sixty days thereafter. This does not include options or restricted stock units (“RSUs”) that vest more than sixty days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)	Based on a Form 13G/A filed with the SEC on February 14, 2008 by FMR LLC. FMR LLC lists its address as 82 Devonshire Street, Boston, Massachusetts 02109 in such filing.

(3)	Includes 120,000 shares of the Company’s common stock that Mr. Campbell has the right to acquire by exercise of stock options.

(4)	Excludes 500,000 unvested RSUs held by Mr. Cook.

(5)	Includes 20,000 shares of the Company’s common stock that Mr. Drexler holds indirectly and 140,000 shares of the Company’s common stock that Mr. Drexler has the right to acquire by exercise of stock options.

(6)

Includes 275 shares of the Company’s common stock that Mr. Fadell holds indirectly, 140,500 shares of the Company’s common stock that Mr. Fadell has the right to acquire by exercise of stock options, 10,142 shares of the Company’s common stock held by Mr. Fadell’s spouse, 38,200 shares of the Company’s common stock that Mr. Fadell’s spouse has the right to acquire by exercise of stock options and 10,000 RSUs held by Mr. Fadell’s spouse that are scheduled to vest within sixty days after the Table Date. Excludes 77,500 unvested RSUs held by Mr. Fadell and 38,750 unvested RSUs held by Mr. Fadell’s spouse. On November 3, 2008, Mr. Fadell became Special Advisor to the Chief Executive Officer, as discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below. In this new position, Mr. Fadell is no longer an executive officer of the Company.

(7)	Includes 79,000 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options.

(8)	Includes 10,000 shares of the Company’s common stock that Ms. Jung has the right to acquire by exercise of stock options.

(9)	Includes 2,000 shares of the Company’s common stock held by Dr. Levinson’s spouse and 120,000 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options.

(10)	Includes 98,750 shares of the Company’s common stock that Mr. Mansfield has the right to acquire by exercise of stock options and excludes 225,000 unvested RSUs held by Mr. Mansfield.

(11)	Excludes 350,000 unvested RSUs held by Mr. Oppenheimer.

(12)	Consists of 12,284 shares of the Company’s common stock that Dr. Schmidt holds indirectly. Dr. Schmidt has declined to participate in the Director Plan.

(13)	Includes 40,000 shares of the Company’s common stock that Mr. York holds jointly with his spouse and 60,000 shares of the Company’s common stock that Mr. York has the right to acquire by exercise of stock options.

(14)	Includes 1,358,734 shares of the Company’s common stock that executive officers and directors have the right to acquire by exercise of stock options and excludes 2,512,250 unvested RSUs held by executive officers.

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal 2008.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. A copy of this policy is available on the Company’s website at www.apple.com/investor.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	employment as an executive officer, subject to conditions;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

•

In 2001, the Company entered into a Reimbursement Agreement with Mr. Jobs for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for the Company’s business. The Company recognized a total of $871,000, $776,000 and $202,000 in expenses pursuant to the Reimbursement Agreement during 2008, 2007 and 2006, respectively.

•

The Company enters into commercial dealings with The Walt Disney Company, Genentech and Google that it considers arms-length, including sales arrangements; in the case of Google, licensing agreements and similar arrangements; and, in the case of The Walt Disney Company, iTunes Store content licensing agreements and similar agreements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Jobs is a director of The Walt Disney Company.

Dr. Levinson is Chief Executive Officer and a director of Genentech. Dr. Schmidt is Chief Executive Officer and a director of Google, and Dr. Levinson is a director of Google. The Company does not believe that any of Mr. Jobs or Drs. Levinson or Schmidt has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, excluding Mr. Jobs, are independent under the applicable NASDAQ and SEC rules. In making these determinations, the Board considered, among other things, the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

•

On November 3, 2008, in connection with his new position as Special Advisor to the Chief Executive Officer, Mr. Fadell entered into a Transition Agreement and a Settlement Agreement and Release with the Company, as further discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below. In this new position, Mr. Fadell is no longer an executive officer of the Company.

•

The spouse of Mr. Fadell was the Vice President, Human Resources of the Company during fiscal 2008. Her base salary was $350,000 and her bonus was $235,577 in fiscal 2008, and she participated in the Company’s equity award and benefit programs. Her compensation was commensurate with that of her peers.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Messrs. Campbell, Drexler and Gore, each of whom the Board has determined is independent under the applicable NASDAQ and SEC rules. The Compensation Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

William V. Campbell (Chair)	Millard S. Drexler	Albert A. Gore, Jr.

Compensation Discussion and Analysis

A. Executive Summary

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Steven P. Jobs	Chief Executive Officer
Timothy D. Cook	Chief Operating Officer
Peter Oppenheimer	Senior Vice President and Chief Financial Officer
Tony Fadell	Senior Vice President, iPod Division
Robert Mansfield	Senior Vice President, Mac Hardware Engineering

In fiscal 2008, each named executive officer was a member of the Company’s executive team, the Company’s most senior management committee. On November 3, 2008, Mr. Fadell became Special Advisor to the Chief Executive Officer, as discussed in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below. In this new position, Mr. Fadell is no longer an executive officer of the Company.

The Company’s executive compensation program for the named executive officers, other than Mr. Jobs, consists of long-term equity awards in the form of RSUs and cash compensation in the form of performance-based cash incentives and base salaries. In fiscal 2008, Mr. Jobs’ entire compensation consisted of a base salary of $1. Each year, the Compensation Committee determines the compensation for the named executive officers. The Compensation Committee believes the Company’s compensation strategy has served the Company well. As a result, no significant changes were made to the Company’s executive compensation program in fiscal 2008.

The Company continues to rely on long-term equity awards in the form of RSUs to attract and retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. The Compensation Committee annually reviews the outstanding, unvested equity awards of each named executive officer to determine whether additional awards are warranted in light of the officer’s performance, the competitive environment and the other factors discussed in the section entitled “D. Executive Compensation Program Design and Implementation—3. The Role of Long-Term Equity Awards” below.

The performance-based cash incentives are designed to compensate the named executive officers for achieving specific financial goals established annually by the Compensation Committee, as described in the section entitled “D. Executive Compensation Program Design and Implementation—4. The Role of Cash Compensation” below. The Compensation Committee sets aggressive performance goals each year based on the revenue and operating income objectives in the Company’s internal business plan. Payments are not automatic even if the goals are achieved, however, because the Compensation Committee may exercise its discretion to reduce (but not increase) the amount of any incentive payment based on an officer’s overall performance.

The Compensation Committee believes the compensation program for the named executive officers has been instrumental in helping the Company achieve its business objectives and is appropriate and fair in light of the Company’s strong financial performance relative to that of its peer group. In fiscal 2008, the Company’s revenue grew to $32.5 billion, representing an increase of $8.5 billion or 35% over the prior year. Net income also increased markedly, growing to $4.8 billion in fiscal 2008, an increase of $1.3 billion or 38% over the prior year. The Company’s strong earnings and operational excellence in fiscal 2008 helped drive an ending cash balance of $24.5 billion, representing growth of $9.1 billion or 59% over the prior year.

B. Executive Compensation Objectives

The Company’s goal for executive compensation is to attract and retain a talented, entrepreneurial and creative team of executives who will provide the leadership for the Company’s success in dynamic, competitive markets. The Compensation Committee seeks to accomplish this goal while ensuring that the executive compensation program is aligned with the long-term interests of the Company’s shareholders.

C. Executive Compensation Overview

1. Three Components

The compensation program for the named executive officers, other than Mr. Jobs, consists of the following three components, in order of their importance:

•	long-term equity awards in the form of RSUs under the shareholder-approved 2003 Employee Stock Plan;

•	annual performance-based cash incentives under the shareholder-approved Performance Bonus Plan; and

•	base salary.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, Employee Stock Purchase Plan, 401(k) Plan, patent bonus program and other employee recognition programs on the same basis as other employees.

2. Mix of Equity, Cash Incentives and Salary

The Company relies on long-term equity awards in the form of RSUs because the Company and the Compensation Committee believe they are the most effective compensation element for attracting entrepreneurial, creative executives and promoting their long-term commitment to the Company. An RSU award generally vests only if the named executive officer continues employment until the specified vesting date. To help promote retention, the Compensation Committee has established vesting intervals of no less than two years for ongoing RSU awards for the named executive officers. RSU awards also help to ensure a strong connection between executive compensation and the interests of the Company’s shareholders because the value of RSUs depends on the Company’s future share price.

Although the Compensation Committee reviews the compensation practices of its peer companies as described in the section entitled “D. Executive Compensation Program Design and Implementation—6. The Role of Peer Groups, Surveys and Benchmarking” below, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on survey data to determine the mix of compensation elements. Instead, as described in the section entitled “D. Executive Compensation Program Design and Implementation” below, the Compensation Committee considers a variety of factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer and the Company’s overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract new executives in the highly-competitive, rapidly changing market in which the Company competes.

3. Elements of Compensation Not Included in the Compensation Program

The current compensation program for the named executive officers, including Mr. Jobs, generally does not include the following:

•	employment contracts and severance and change of control arrangements;

•	cash bonuses other than the performance-based cash incentives under the Performance Bonus Plan and payments under the patent bonus program;

•	perquisites or personal benefits that are not available to employees generally; and

•	guarantees of the value of equity awards.

4. CEO Compensation

Mr. Jobs currently holds approximately 5.5 million shares of the Company’s common stock. Since rejoining the Company in 1997, Mr. Jobs has never sold a share of the Company’s stock. Mr. Jobs currently holds no unvested equity awards. In fiscal 2008, Mr. Jobs’ compensation consisted of his $1 annual salary. The Compensation Committee recognizes that Mr. Jobs’ level of stock ownership significantly aligns his interests with those of the Company’s shareholders. Nevertheless, because Mr. Jobs’ continued leadership is critical to the Company, the Compensation Committee from time to time considers additional compensation arrangements for him.

D. Executive Compensation Program Design and Implementation

1. Team-Based Compensation

The compensation program for the named executive officers rests on two assumptions. First, each officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each officer must contribute as a member of the team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility. Because of this team-based approach to compensation, the Compensation Committee carefully considers the relative compensation levels among all members of the executive team. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success and achieve its executive compensation objectives. The reasons for differences in the amounts awarded to each of the named executive officers relate primarily to the experience, responsibilities and performance of each named executive officer.

2. Independent Compensation Committee Determines All Executive Compensation

The Compensation Committee determines all compensation for the named executive officers. All three Compensation Committee members are independent directors under the applicable NASDAQ and SEC rules. Each fiscal year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. Mr. Jobs does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, Mr. Jobs reviews with the Compensation Committee the performance of the other named executive officers. The Compensation Committee gives considerable weight to Mr. Jobs’ evaluation of the other named executive officers because of his direct knowledge of each officer’s performance and contributions. No other named executive officer has any input into executive compensation decisions. For each officer, the Compensation Committee members independently determine each component of compensation based on their collective assessment of the officer’s performance as well as the Company’s overall financial performance.

3. The Role of Long-Term Equity Awards

Overview. The Compensation Committee believes that long-term equity awards are the most effective way to attract and retain an executive team. Accordingly, executive compensation is weighted toward long-term equity awards rather than cash compensation, and the awards have long vesting intervals to maximize their retention value. Because of the emphasis on RSU awards with long vesting intervals, the executive team’s compensation also is closely aligned with the long-term interests of the Company’s shareholders. This approach is reflected in the following:

•

equity awards for the named executive officers, other than Mr. Jobs, represented approximately 85% of their target total compensation in fiscal 2008. This compares to approximately 70% at the Company’s peer companies;

•	fiscal 2004 equity awards vested 50% in 2006; the remaining 50% vested in 2008;

•	fiscal 2006 equity awards do not vest at all until 2010, when they vest in full; and

•	fiscal 2008 equity awards do not vest at all until 2012, when they vest in full.

In designing long-term equity awards, the Compensation Committee seeks to maximize their effectiveness in accomplishing the Company’s compensation objectives while recognizing the Board’s duty to the Company’s shareholders to limit equity dilution. The Compensation Committee believes this balance has been achieved as follows:

Restricted Stock Units Minimize Dilution. Since fiscal 2004, all of the Company’s equity awards to its named executive officers have been RSUs rather than stock options. A grant of RSUs gives an officer the right to receive a specified number of shares of the Company’s common stock, at no cost to the officer, if the officer remains employed at the Company until the RSUs vest. Although its value may increase or decrease with changes in the stock price during the period between granting and vesting, an RSU will have value in the long term. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options, and the Company can offer comparable grant date compensation value with fewer shares and less dilution for its shareholders.

Long Vesting Intervals Maximize Retention and Support Long-Term Focus. Vesting of RSUs is subject to continued employment. RSUs provide for partial accelerated vesting only upon death or disability of the officer. Except for occasional new hire grants, promotion grants, and retention grants, vesting occurs at intervals of no less than two years after the grant date. This helps ensure that a meaningful portion of a named executive officer’s awards will vest every two years, which is intended to retain the named executive officers and cause them to focus on the Company’s long-term business objectives. The following table shows the grant and vesting patterns for ongoing RSU grants for the named executive officers since fiscal 2004 (excluding those grants to individuals who were not named executive officers at the time of grant).

Ongoing RSU Awards	FY05 vesting	FY06 vesting	FY07 vesting	FY08 vesting	FY09 vesting	FY10 vesting	FY11 vesting	FY12 vesting
Fiscal 2004 RSU Award (did not include Mr. Jobs)	—	50%	—	50%	—	—	—	—
Fiscal 2006 RSU Award (did not include Mr. Jobs)	—	—	—	—	—	100%	—	—
Fiscal 2008 RSU Award (did not include Mr. Jobs and Mr. Fadell)	—	—	—	—	—	—	—	100%

Reduction in Annual Burn Rate to 2.16%. In fiscal 2005, the Company committed to an annual “burn rate” (which is generally defined as the total number of shares subject to all equity awards granted during the fiscal year divided by the total number of shares outstanding at the end of the fiscal year) of 2.5% from fiscal 2005 through fiscal 2007. This commitment represented a significant reduction from an annual average burn rate of 4.8% from fiscal 2002 through fiscal 2004. The Company met this commitment from fiscal 2005 through fiscal 2007 and continued to meet this commitment in fiscal 2008.

Reduction in Overhang from Equity Plans to 10.8%. Overhang (which is generally defined as the number of shares subject to granted and outstanding equity awards plus the number of shares reserved for future awards, divided by the sum of total shares outstanding, granted and outstanding equity awards, and shares reserved for future awards) is another measure of equity dilution. The efficient use of equity awards, combined with the exercise of a substantial number of employee stock options due to the significant increase in the Company’s stock price over the past few years, has caused the Company’s overhang to decline from approximately 14.5% at the end of fiscal 2005 to approximately 10.8% at the end of fiscal 2008.

Frequency and Size of RSU Awards. The named executive officers typically receive RSU awards approximately every two years, rather than every year. This practice is consistent with the long time horizon and lengthy vesting periods of the awards. By making awards less frequently, the Compensation Committee can provide larger grants, which in turn promotes greater retention.

To determine the size of RSU grants, the Compensation Committee first establishes a target compensation value to be delivered to the named executive officers through long-term equity awards. In doing so, the Compensation Committee considers various factors, including the following:

•	the practice of granting ongoing equity awards only approximately every two years;

•	the emphasis placed on equity in the mix of total compensation;

•	the officer’s experience and performance;

•	the scope, responsibility and business impact of the officer’s position; and

•	the perceived retention value of the total compensation package in light of the competitive labor market.

Once the target value has been established, the Compensation Committee determines the number of shares to be subject to the awards by reference to the current value of the Company’s common stock.

4. The Role of Cash Compensation

Base Salaries. The Compensation Committee believes that base salaries are less important than performance-based bonuses and long-term equity awards in meeting the Company’s compensation objectives. The de-emphasized role of salaries as part of total compensation is reflected in the following:

•	Mr. Jobs has received an annual base salary of $1 since rejoining the Company in 1997;

•

the fiscal 2008 average base salary for the other named executive officers was below median among the peer companies shown in the section entitled “D. Executive Compensation Program Design and Implementation—6. The Role of Peer Groups, Surveys and Benchmarking” below; and

•

base salaries for the named executive officers have not increased since October 2005, except for a promotion-related increase for Mr. Fadell in 2006 and annual increases for Mr. Mansfield before he became a member of the executive team.

Performance-Based Cash Incentives. The Performance Bonus Plan, which has been approved by the Company’s shareholders, authorizes the Compensation Committee to issue plan-based cash incentive awards to compensate officers for achieving specific financial objectives that are established annually. The Compensation Committee believes that performance-based cash compensation is an important component of executive compensation because it rewards the named executive officers for achieving the short-term performance goals established by the Company; however, it represents a small percentage of the executives’ total compensation because the Compensation Committee believes that cash bonus programs are less effective in attracting new executive talent than equity compensation, and promote retention only in the short-term—over the performance period. Accordingly, the plan is modestly funded, as reflected by the following:

•	Mr. Jobs does not participate in the Performance Bonus Plan;

•	the Company’s target payout of 50% of base salary is significantly lower than peer companies as a group, where median target bonus payouts range from 115% to 150% of base salary; and

•

the maximum payout of 100% of base salary for exceptional performance also is lower than peer companies, where 2 times to 3 times the target range (i.e., 300% to 450% of base salary) is becoming increasingly common.

The Compensation Committee establishes performance goals each year based on revenue and operating income objectives in the Company’s internal business plan. The Compensation Committee has selected these performance goals because they are indicators of increased shareholder value. These performance goals generally exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. Because the business plan is highly confidential, the Company does not publicly disclose specific annual internal revenue or operating income objectives. Revealing specific objectives would provide competitors and other third parties with insights into the Company’s confidential planning process and strategies, thereby causing competitive harm.

The Compensation Committee next determines the maximum amount of any cash incentive payment denominated as a percentage of the executive’s base salary. The current payment structure is shown in the payout matrix below.

Percentage of Salary Payable As Performance-Based Cash Incentives

	Revenue
Operating Income	Below Objective	Meet Objective	Above Objective
Below Objective	0%	25%	up to 50%
Meet Objective	25%	50%	up to 75%
Above Objective	up to 50%	up to 75%	up to 100%

The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount (i.e., 50% of the executive’s base salary). For the past four years, the performance goals have reflected double-digit growth in both revenue and operating income. In four of the past nine years, the Company did not meet one or both performance goals. This uncertainty helps ensure that any payments under the plan are truly performance-based, consistent with the plan’s objectives.

At the end of the year, the Compensation Committee determines the amount of the award to be paid to each officer by comparing actual results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual award based on the officer’s overall performance.

Based on the factors discussed in the section entitled “F. Fiscal 2009 Compensation Decisions—2. Criteria for Performance-Based Cash Incentives” below, the Compensation Committee determined that it would be more effective to change the performance criteria used for the performance-based cash incentive program from revenue and operating income to adjusted sales and adjusted operating income in fiscal 2009.

5. The Role of Consultants

The Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent executive compensation consulting firm. F.W. Cook only provides compensation consulting services on matters for which the Compensation Committee is responsible. F.W. Cook does not perform other work for the Company. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate comparison companies and market survey data. F.W. Cook also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for any executives.

6. The Role of Peer Groups, Surveys and Benchmarking

With the assistance of F.W. Cook, the Compensation Committee identified peer companies for fiscal 2008 that compete with the Company in the labor and capital markets and that follow similar pay models. Adjustments are made to the peer group each year based on a comparison of market capitalization, industry and company performance. The peer companies for fiscal 2008 are as follows:

AT&T	Intel
Amazon.com	Microsoft
Cisco Systems	News Corp
Comcast	Oracle
Dell	Qualcomm
eBay	Texas Instruments
EMC	Time Warner
Google	Verizon Communications
Hewlett-Packard	The Walt Disney Company
IBM	Yahoo

The Compensation Committee reviews compensation practices at peer companies (gathered from SEC filings and the Radford High Technology compensation survey) to help ensure that the Company’s total compensation is within a reasonably competitive range. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation “at the 75th percentile.” Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

7. Tax Considerations

Tax Deductibility of Compensation Expense. Section 162(m) (“162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places a limit of $1,000,000 on the amount of compensation to the Company’s chief executive officer and the three most highly-compensated named executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer) that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and provided under a plan that has been approved by the shareholders. To qualify as performance-based compensation, the compensation generally must be approved by a committee that consists solely of at least two “outside” directors who have never been employed by the Company or its subsidiaries. Two members of the Compensation Committee, Messrs. Drexler and Gore, qualify as outside directors under the Internal Revenue Service (“IRS”) definition. Although Mr. Campbell is an independent director under the applicable NASDAQ and SEC rules, he does not qualify as an outside director under the IRS definition because he was an officer of the Company from 1983 to 1987 and of a subsidiary of the Company from 1987 to 1991. For this reason, he does not vote on any 162(m)-related matters.

Salaries for the named executive officers do not qualify as performance-based compensation. The Company’s performance-based cash incentives, however, are intended to be excluded from the 162(m) limit because they are paid based on predetermined goals established by the Compensation Committee pursuant to the shareholder-approved Performance Bonus Plan. The Company’s stock options also are intended to qualify as performance-based compensation under 162(m). The RSUs do not qualify as performance-based compensation for purposes of 162(m) because vesting is based on continued employment rather than specific performance goals.

E. Fiscal 2008 Compensation Decisions

1. Equity Grants

In fiscal 2008, the Compensation Committee authorized the following equity grants for the named executive officers based on its assessment of the factors discussed in the sections entitled “D. Executive Compensation Program Design and Implementation—1. Team-Based Compensation” and “D. Executive Compensation Program Design and Implementation—3. The Role of Long-Term Equity Awards” above. At the time the equity grants were made it was not anticipated that additional awards would be provided in fiscal 2009 to the named executive officers because fiscal 2008 RSUs were intended to serve as equity compensation for two years (i.e., fiscal 2008 and fiscal 2009).

Named Executive Officer	Grant Date	Number of RSUs Granted	Vesting Date
Robert Mansfield	12/17/2007	50,000	3/24/2010
Tony Fadell	12/17/2007	50,000	3/24/2010
Robert Mansfield	5/28/2008	25,000	3/24/2010
Timothy D. Cook	9/26/2008	200,000	3/24/2012
Peter Oppenheimer	9/26/2008	150,000	3/24/2012
Robert Mansfield	9/26/2008	120,000	3/24/2012

Mr. Fadell and Mr. Mansfield each received an equity grant of 50,000 RSUs, which represented a retention grant to align their unvested equity value with that of their peers on the executive team. Mr. Mansfield’s retention grant vests in 2010. As discussed in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below, Mr. Fadell’s grant was cancelled in connection with his new role as Special Advisor to the Chief Executive Officer. Mr. Mansfield received the equity grant of 25,000 RSUs in connection with his promotion to Senior Vice President, Mac Hardware Engineering in May 2008. Mr. Mansfield’s promotion grant vests in 2010, which aligns the vesting of his equity grants generally with those of the other members of the executive team. The ongoing RSU grants to Mr. Cook, Mr. Oppenheimer and Mr. Mansfield, which vest in 2012, are consistent with the Compensation Committee’s approach of granting long-term equity awards. As noted above, Mr. Jobs has not received any equity awards since fiscal 2003. The outstanding equity grants held by the named executive officers at the end of fiscal 2008 are shown in the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” below.

2. Base Salary Changes

Mr. Mansfield received a base salary increase from $450,000 to $500,000 in connection with the Company’s annual review process in December 2007. This increase was based on Mr. Mansfield’s performance and contributions in fiscal 2007 as determined by management. Mr. Mansfield received this increase prior to the time he became a member of the executive team. Based on a review of competitive practices and the Compensation Committee’s approach to place less emphasis on cash compensation, the Compensation Committee concluded that the total compensation for the other named executive officers was appropriate for fiscal 2008 without increases in salaries.

3. Performance-Based Cash Incentive Plan Payments

The Company’s fiscal 2008 performance exceeded the revenue and operating income goals established under the cash incentive plan; as a result, the named executive officers earned payouts at the maximum of 100% of base salary, pursuant to the Percentage of Salary Payable As Performance-Based Cash Incentives chart in the section entitled “D. Executive Compensation Program Design and Implementation—4. The Role of Cash Compensation” above. The specific payment amounts are shown in the table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007” below. As noted above, Mr. Jobs does not participate in the Performance Bonus Plan.

Mr. Mansfield was promoted to his current position of Senior Vice President, Mac Hardware Engineering in May 2008. As a result, Mr. Mansfield received a pro-rated bonus under the Performance Bonus Plan based on the amount of time he served as a Senior Vice President in fiscal 2008. Prior to his promotion, Mr. Mansfield participated in the FY08 Vice President and Director Quarterly Bonus Plan (the “Quarterly Bonus Plan”) and the FY08 Vice President Annual Bonus Plan (the “Annual Bonus Plan”). The Compensation Committee establishes performance goals for the Quarterly Bonus Plan and the Annual Bonus Plan based on revenue and operating income objectives in the Company’s internal business plan. Because the business plan is highly confidential, the Company does not publicly disclose specific internal revenue or operating income objectives. Revealing specific objectives would provide competitors and other third parties with insights into the Company’s confidential planning process and strategies, thereby causing competitive harm. Mr. Mansfield’s target bonus and maximum bonus opportunities under the Quarterly Bonus Plan were 35% and 50% of base salary, respectively, and his target bonus and maximum bonus opportunities under the Annual Bonus Plan were 15% and 20% of base salary, respectively. The Company’s performance exceeded the revenue and operating income goals established under the Quarterly Bonus Plan and the Annual Bonus Plan; as a result, Mr. Mansfield earned a payout at the maximum amount, which was pro-rated based on the amount of time he participated in the Quarterly Bonus Plan and the Annual Bonus Plan prior to his promotion. Mr. Mansfield received a bonus of $151,100 under the Quarterly Bonus Plan and a bonus of $60,440 under the Annual Bonus Plan for fiscal 2008.

F. Fiscal 2009 Compensation Decisions

1. Base Salary Adjustments

Effective in fiscal 2009, the Compensation Committee determined that it was appropriate to increase the base salaries for a number of the members of the executive team, including the following named executive officers: Messrs. Oppenheimer, Cook and Mansfield. This was the first salary adjustment for the named executive officers since October 2005 other than a promotion-related increase for Mr. Fadell in 2006 and annual increases for Mr. Mansfield before he became a member of the executive team in May 2008. These salary adjustments primarily relate to the business impact of each officer’s position in addition to individual performance factors. The Compensation Committee also considered the relative competitiveness of the executive team’s total cash compensation as compared to that of the peer companies. With the assistance of F.W. Cook, the Compensation Committee determined that the total cash compensation for certain members of the executive team was below the median of the peer companies despite the Company’s superior performance. In addition, as discussed in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” below, Mr. Fadell’s base salary was decreased in connection with his new role as Special Advisor to the Chief Executive Officer.

Named Executive Officer	Prior Salary ($)	New Salary ($)
Timothy D. Cook	700,000	800,000
Peter Oppenheimer	600,000	700,000
Robert Mansfield	500,000	600,000
Tony Fadell	500,000	300,000

2. Criteria for Performance-Based Cash Incentives

In fiscal 2009, the Compensation Committee determined that it was appropriate to change the performance criteria used in determining the Company’s performance-based cash incentives from revenue and operating income to adjusted sales and adjusted operating income. The Company has disclosed certain adjusted non-GAAP financial measures to provide insight into operating and business trends not readily apparent from GAAP results, as described in its report on Form 8-K filed with the SEC on October 21, 2008. The Compensation Committee believes it is important to align the named executive officers’ performance-based cash payments with these measures, as these are the measures that the Company’s management uses in analyzing the business.

3. Tony Fadell Agreement

On November 3, 2008, Mr. Fadell became Special Advisor to the Chief Executive Officer. In his new position, Mr. Fadell is no longer an executive officer of the Company. Mr. Fadell and the Company have entered into a Transition Agreement and a Settlement Agreement and Release (together, the “Transition Agreement”), under which Mr. Fadell will receive an annual salary of $300,000, and will be entitled to bonus and other health and welfare benefits generally available to other senior managers, subject to his continued employment with the Company. Under the terms of the Transition Agreement, the Company cancelled 155,000 RSUs held by Mr. Fadell, which represented all of his outstanding and unvested RSUs. In connection with Mr. Fadell’s new role, the Compensation Committee granted Mr. Fadell 77,500 RSUs that will vest in full on March 24, 2010, subject to his continued employment with the Company through the vesting date and further subject to accelerated vesting if the Company terminates his employment without cause. The Transition Agreement includes Mr. Fadell’s release of claims against the Company and agreement not to solicit the Company’s employees for one year following the termination of his employment.

Summary Compensation Table—Fiscal 2008 and Fiscal 2007

The following table presents information regarding compensation of each of the named executive officers for services rendered during fiscal 2008 and fiscal 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(1) (e)		Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Steven P. Jobs	2008	1	—		—		—	—		—	—		1
Chief Executive Officer	2007	1	—		—		—	—		—	—		1

Timothy D. Cook	2008	718,860	—		5,984,384		—	700,000		—	20,450	(3)	7,423,694
Chief Operating Officer	2007	700,014	—		6,943,426		—	700,000		—	13,750		8,357,190

Peter Oppenheimer	2008	600,012	—		4,145,732		—	600,000		—	23,703	(4)	5,369,447
Senior Vice President and Chief Financial Officer	2007	600,012	—		4,946,610		—	600,000		—	598,723		6,745,345

Tony Fadell	2008	500,009	500	(5)	6,879,383	(6)	459,693	500,000		—	78,438	(7)	8,418,023
Senior Vice President, iPod Division	2007	500,009	6,750	(5)	3,705,832		628,628	500,000		—	13,952		5,355,171

Robert Mansfield	2008	489,432	—		5,379,345		810,589	408,654	(8)	—	22,983	(9)	7,111,003
Senior Vice President, Mac Hardware Engineering

(1)	The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts that were recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2008 and fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to named executive officers were forfeited during fiscal 2008 and fiscal 2007. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Stock-Based Compensation.”

(2)	As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “D. Executive Compensation Program Design and Implementation—4. The Role of Cash Compensation” above, the named executive officers’ annual bonuses are derived based on the performance of the Company and the individual executive relative to pre-established objectives for the fiscal year. The target and maximum amounts for each named executive officer’s fiscal 2008 bonus opportunity are reported in the table entitled “Grants of Plan-Based Awards—Fiscal 2008” below.

(3)	This amount represents (i) the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $13,800; (ii) Company-paid term life insurance premiums in the amount of $2,432; and (iii) a tax gross-up in the amount of $4,218 for a commemorative gift from the Company to each of its executive officers, other than Mr. Jobs.

(4)	This amount represents (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $13,800; (ii) Company-paid term life insurance premiums in the amount of $3,511; and (iii) a tax gross-up in the amount of $6,392 for a commemorative gift from the Company to each of its executive officers, other than Mr. Jobs.

(5)	This amount represents a patent bonus award paid by the Company to Mr. Fadell.

(6)	On November 3, 2008, Mr. Fadell became Special Advisor to the Chief Executive Officer. In connection with this new position, Mr. Fadell voluntarily cancelled the remaining unvested portion of all of his outstanding RSU awards and received a new award of 77,500 RSUs, as discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” above.

(7)	This amount represents (i) the Company’s contributions to Mr. Fadell’s account under its 401(k) plan in the amount of $13,800; (ii) Company-paid term life insurance premiums in the amount of $1,027; (iii) a tax gross-up in the amount of $6,392 for a commemorative gift from the Company to each of its executive officers, other than Mr. Jobs; and (iv) reimbursement by the Company of $57,219 for payment of a tax liability under Section 409A of Internal Revenue Code.

(8)	Mr. Mansfield was promoted to the position of Senior Vice President, Mac Hardware Engineering in May 2008. Prior to his promotion, Mr. Mansfield served in the position of Vice President, Hardware Engineering. In that position, Mr. Mansfield was eligible for participation in the Quarterly Bonus Plan and the Annual Bonus Plan. For more information on Mr. Mansfield’s participation in these plans and the bonus amounts he received for fiscal 2008 under these plans, please see the section entitled “E. Fiscal 2008 Compensation Decisions—3. Performance-Based Cash Incentive Plan Payments” under “Executive Compensation—Compensation Discussion and Analysis” above.

(9)	This amount represents (i) the Company’s contributions to Mr. Mansfield’s account under its 401(k) plan in the amount of $13,800; (ii) Company-paid term life insurance premiums in the amount of $3,523; and (iii) a tax gross-up in the amount of $5,660 for a commemorative gift from the Company to each of its executive officers, other than Mr. Jobs.

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007” above quantifies the value of the different forms of compensation of each of the named executive officers for services rendered during fiscal 2008 and fiscal 2007. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of RSUs and, in the case of Messrs. Fadell and Mansfield, additional amounts related to stock options received prior to becoming executive officers of the Company. Named executive officers also earned the other benefits listed in Column (i) of the table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007,” as further described in the footnotes to the table. As noted above, the Company does not have employment agreements with any of the named executive officers (except for the Transition Agreement with Mr. Fadell).

The table entitled “Summary Compensation Table—Fiscal 2008 and Fiscal 2007” should be read in conjunction with the tables and narrative descriptions that follow. The table entitled “Grants of Plan-Based Awards—Fiscal 2008” and the accompanying description of the material terms of the RSU awards granted in fiscal 2008 provide information regarding the long-term equity incentives awarded to named executive officers in fiscal 2008. The tables entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and “Option Exercises and Stock Vested—Fiscal 2008” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards—Fiscal 2008

The following table presents information regarding the incentive awards granted to the named executive officers for fiscal 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Steven P. Jobs	—	—	—	—	—	—	—	—	—	—	—
Timothy D. Cook	9/26/2008	—	—	—	—	—	—	200,000	—	—	25,648,000
Timothy D. Cook	—	0	350,000	700,000	—	—	—	—	—	—	—
Peter Oppenheimer	9/26/2008	—	—	—	—	—	—	150,000	—	—	19,236,000
Peter Oppenheimer	—	0	300,000	600,000	—	—	—	—	—	—	—
Tony Fadell	12/17/2007	—	—	—	—	—	—	50,000	—	—	9,220,000
Tony Fadell	—	0	250,000	500,000	—	—	—	—	—	—	—
Robert Mansfield	12/17/2007	—	—	—	—	—	—	50,000	—	—	9,220,000
Robert Mansfield	5/28/2008	—	—	—	—	—	—	25,000	—	—	4,675,250
Robert Mansfield	9/26/2008	—	—	—	—	—	—	120,000	—	—	15,388,800
Robert Mansfield(1)	—	0	250,000	409,340	—	—	—	—	—	—	—

(1)	As noted above, Mr. Mansfield was promoted to his current position of Senior Vice President, Mac Hardware Engineering in May 2008. In this position, he participated in the Performance Bonus Plan. Prior to his promotion, Mr. Mansfield served as Vice President, Hardware Engineering, and participated in the Quarterly Bonus Plan and the Annual Bonus Plan. As a result, Mr. Mansfield’s target bonus and maximum bonus opportunities were pro-rated based on the amount of time he served in each position during fiscal 2008. The amount reported in Column (d) of the table above reflects pro-rated target bonus amounts of $98,900 under the Performance Bonus Plan and $151,100 under the Quarterly Bonus Plan and the Annual Bonus Plan. The amount reported in Column (e) of the table above reflects pro-rated maximum bonus amounts of $197,800 under the Performance Bonus Plan and $211,540 under the Quarterly Bonus Plan and the Annual Bonus Plan.

Description of Plan-Based Awards

Each of the “Non-Equity Incentive Plan Awards” reported in the table entitled “Grants of Plan-Based Awards—Fiscal 2008” was granted under the Company’s Performance Bonus Plan (except with respect to Mr. Mansfield’s bonus opportunities prior to his promotion as noted above). The material terms of these incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “D. Executive Compensation Program Design and Implementation—4. The Role of Cash Compensation” above.

Column (i) of the table above reports awards of RSUs granted to the named executive officers in fiscal 2008. Each of these awards was granted under, and is subject to, the terms of the Company’s 2003 Employee Stock Plan (the “2003 Plan”). The 2003 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon such officer’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2003 Plan, each named executive officer’s outstanding awards granted under the plan will generally terminate if the Company undergoes a corporate transaction, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards.

Each RSU represents a contractual right to receive one share of the Company’s common stock. Awards of RSUs granted to the named executive officers for fiscal 2008 are scheduled to vest in full on March 24, 2012, except that the awards granted to Messrs. Fadell and Mansfield in December 2007 and the award granted to Mr. Mansfield in May 2008 are scheduled to vest in full on March 24, 2010. In each case, vesting is contingent on the officer’s continued employment with the Company through the vesting date. The named executive officer does not have the right to vote or dispose of the RSUs, nor the right to receive dividends in respect of the stock units.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by each of the named executive officers as of September 27, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Steven P. Jobs	—	—	—		—	—
Timothy D. Cook	—	—	—		—	—
Peter Oppenheimer	—	—	—		—	—
Tony Fadell	6/1/2004	100,000	—		14.03	6/1/2011
	8/30/2005	37,375	12,500	(1)	46.57	8/30/2012
Robert Mansfield	6/7/2005	83,125	46,875	(2)	36.54	6/7/2012

(1)	The unvested portion of this option award is scheduled to vest in four (4) substantially equal installments on November 30, 2008, February 28, 2009, May 30, 2009 and August 30, 2009, provided that the officer continues to be employed with the Company through each vesting date.

(2)	The unvested portion of this option award is scheduled to vest in three (3) substantially equal installments on December 7, 2008, March 7, 2009, and June 7, 2009, provided that the officer continues to be employed with the Company through each vesting date.

Stock Awards

Name (a)	Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (i)
Steven P. Jobs	—	—		—
Timothy D. Cook	12/14/2005	300,000	(2)	38,472,000
	9/26/2008	200,000	(3)	25,648,000
Peter Oppenheimer	12/14/2005	200,000	(2)	25,648,000
	9/26/2008	150,000	(3)	19,236,000
Tony Fadell	8/30/2005	5,000	(4)	641,200
	2/2/2006	100,000	(5)	12,824,000
	12/17/2007	50,000	(6)	6,412,000
Robert Mansfield	8/30/2005	5,000	(7)	641,200
	8/29/2006	25,000	(8)	3,206,000
	12/17/2007	50,000	(2)	6,412,000
	5/28/2008	25,000	(2)	3,206,000
	9/26/2008	120,000	(3)	15,388,800

(1)	The dollar amounts shown in Column (i) are determined by multiplying (x) the number of shares or units reported in Column (h) by (y) $128.24 (the closing price of the Company’s common stock on September 26, 2008, the last trading day of fiscal 2008).

(2)	This RSU award is scheduled to vest in its entirety on March 24, 2010, provided that the officer continues to be employed with the Company through the vesting date.

(3)	This RSU award is scheduled to vest in its entirety on March 24, 2012, provided that the officer continues to be employed with the Company through the vesting date.

(4)	The unvested portion of this RSU award was scheduled to vest on August 30, 2009, provided that the officer continued to be employed with the Company through the vesting date. On November 3, 2008, Mr. Fadell became Special Advisor to the Chief Executive Officer. In connection with this new position, Mr. Fadell voluntarily cancelled the remaining unvested portion of all of his outstanding RSU awards and received a new award of 77,500 RSUs, as discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “F. Fiscal 2009 Compensation Decisions—3. Tony Fadell Agreement” above.

(5)	The unvested portion of this RSU award was scheduled to vest on March 24, 2010, provided that the officer continued to be employed with the Company through the vesting date. As described above, in connection with his new position, Mr. Fadell voluntarily cancelled the remaining unvested portion of all of his outstanding RSU awards.

(6)	This RSU award was scheduled to vest it its entirety on March 24, 2010, provided that the officer continued to be employed with the Company through the vesting date. As described above, in connection with his new position, Mr. Fadell voluntarily cancelled the remaining unvested portion of all of his outstanding RSU awards.

(7)	The unvested portion of this RSU award is scheduled to vest on August 30, 2009, provided that the officer continues to be employed with the Company through the vesting date.

(8)	The unvested portion of this RSU award is scheduled to vest on August 29, 2009, provided that the officer continues to be employed with the Company through the vesting date.

Option Exercises and Stock Vested—Fiscal 2008

The following table presents information regarding the exercise of stock options by named executive officers during fiscal 2008, and on the vesting during fiscal 2008 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Steven P. Jobs	—	—	—	—
Timothy D. Cook	—	—	300,000	40,759,020
Peter Oppenheimer	—	—	250,000	34,882,500
Tony Fadell	103,687	15,320,166	105,000	14,800,650
Robert Mansfield	90,000	13,558,975	30,000	5,085,900

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

As noted above, the Company does not have employment agreements with any of its named executive officers (except for the Transition Agreement with Mr. Fadell), and the Company does not maintain any other plans or arrangements that provide for any named executive officer to receive cash severance or other cash payments in connection with a termination of such officer’s employment with the Company and/or a change in control of the Company.

Effective for grants made after April 9, 2007, the 2003 Plan was amended to eliminate accelerated vesting of outstanding awards in connection with a change in control of the Company. With respect to awards granted under the 2003 Plan prior to that date, such awards, to the extent then outstanding and unvested, will generally become fully vested and, in the case of options, exercisable upon a change in control of the Company, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of such awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of stock options and RSU awards granted to them under the 2003 Plan prior to April 9, 2007 had a change of control of the Company occurred on September 27, 2008, unless the Compensation Committee had provided for the substitution, assumption, exchange or other continuation of such awards.

Name (a)	Estimated Total Value of Equity Acceleration ($) (b)
Steven P. Jobs	—
Timothy D. Cook	38,472,000
Peter Oppenheimer	25,648,000
Tony Fadell	14,486,075
Robert Mansfield	8,145,638

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 27, 2008, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	36,132,942	(1)	$88.53	56,776,030	(2)
Equity compensation plans not approved by shareholders	8,012,577	(3)	$10.64	—

Total equity compensation plans	44,145,519		$74.39	56,776,030

(1)	This number includes 579,000 shares subject to outstanding awards issued under the Director Plan and 35,553,942 shares subject to outstanding awards issued under the 2003 Plan.

(2)	This number includes 6,203,145 shares reserved for issuance under the Employee Stock Purchase Plan, 290,000 shares available for issuance under the Director Plan, and 50,282,885 shares available for issuance under the 2003 Plan. Outstanding RSUs covering 7,039,524 shares have been deducted from the number of shares available for future issuance. Shares of restricted stock and RSUs granted under the 2003 Plan after April 2005 count against the shares available for grant under the 2003 Plan as two shares for every share granted.

(3)	This number includes shares issued under the 1997 Employee Stock Option Plan (the “1997 Plan”). In August 1997, the Board approved the 1997 Plan, a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Based on the terms of individual option grants, options granted under the 1997 Plan generally expire 7 to 10 years after the grant date and generally become exercisable over a period of four years, based on continued employment, with either annual or quarterly vesting. In October 2003, the Company terminated the 1997 Plan and no new options can be granted from this plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 27, 2008. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Campbell and York and Dr. Levinson. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2008 with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

Jerome B. York (Chair)	William V. Campbell	Arthur D. Levinson, Ph.D.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In November 2008, the Audit Committee adopted and approved a plan to review the appointment of the Company’s independent registered public accounting firm every five years, effective this year. This plan coincides with the requirement under the Sarbanes-Oxley Act of 2002 and applicable regulations that the firm’s lead partner and concurring partner must rotate off the account every five years. KPMG has served as the Company’s independent registered public accounting firm since fiscal 1997. The Audit Committee has reappointed KPMG as the Company’s registered independent public accounting firm and approved its fees for fiscal 2009. As part of its current review, the Audit Committee intends to invite KPMG and other independent registered public accounting firms to be considered for the engagement to serve as the Company’s independent registered public accounting firm for the remainder of fiscal 2009. The Company therefore is not asking shareholders to ratify at the Annual Meeting the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2009. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to respond to appropriate questions.

FEES PAID TO AUDITORS

The following table sets forth the fees that the Company accrued or paid to KPMG during fiscal 2008 and fiscal 2007.

Audit and Non-Audit Fees

	2008	2007
Audit Fees(1)	$6,808,600	$7,943,900
Audit-Related Fees(2)	750,000	432,000
Tax Fees(3)	525,100	600,400
All Other Fees	—	—

Total	$8,083,700	$8,976,300

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings. Fiscal 2007 includes fees incurred in connection with the Special Committee of the Board’s investigation into stock option practices.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	The fiscal 2008 and fiscal 2007 tax fees include $510,100 and $581,200, respectively, for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $15,000 and $19,200, respectively, for international tax consulting and planning services. The Company does not engage KPMG to perform personal tax services for its executive officers.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Auditors

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services to be performed by KPMG.

OVERVIEW OF PROPOSALS

This Proxy Statement contains five proposals requiring shareholder action. Proposal No. 1 requests the election of eight directors to the Board. Proposals No. 2, No. 3, No. 4 and No. 5 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

The Board has nominated directors Campbell, Drexler, Gore, Jobs, Jung, Levinson, Schmidt and York to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Campbell, Drexler, Gore, Jobs and York, Ms. Jung and Drs. Levinson and Schmidt.

PROPOSAL NO. 2

Shareholder Proposal Regarding Political Contributions and Expenditures Report

The Company has been advised that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, a beneficial owner of 2,659 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED: That the shareholders of Apple Inc., (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT: As long-term shareholders of Apple, we support policies that apply transparency and accountability to corporate political spending.

Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of Apple and its shareholders.

Based on available public records, the Center for Political Accountability estimates that Apple has contributed at least $460,000 in corporate funds since the 2002 election cycle.

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown.

Adoption of this proposal would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

We urge your support FOR this critical governance reform.

The Company’s Statement in Opposition to Proposal No. 2

The Board of Directors recommends a vote AGAINST Proposal No. 2.

It is in the best interests of the Company and its shareholders for the Company to make strategic political contributions and expenditures from time to time that promote the Company’s business objectives. However, the Board believes that producing the report requested by Proposal No. 2 would be an unnecessary and unproductive use of the Company’s resources without a commensurate benefit, as these contributions and expenditures are already well documented by existing disclosure requirements and internal policies, as described below.

The Board is dedicated to the highest standard of legal compliance, ethical behavior and accurate disclosure to the public. Numerous federal, state and local laws regulate the Company’s political contributions and expenditures at all levels, and these laws and regulations include extensive disclosure requirements. Information about all of the Company’s political contributions is available to the public in easily accessible online databases. In addition to these laws and regulations, the Company’s political contributions and expenditures are governed by internal policies, including finance policies and the Company’s Political Contributions and Expenditures Policy, which is publicly available at www.apple.com/investor. All of the Company’s employees (including those of the Company’s subsidiaries), independent contractors and consultants, including those who engage in lobbying on behalf of the Company, are required to adhere to these policies.

Under the Company’s Political Contributions and Expenditures Policy and internal finance policies, all corporate political contributions and lobbying expenditures are subject to review, approval and processing by the Company’s Government Affairs department, which ensures that all such contributions and expenditures comply with applicable laws and that all of the reports required under those laws are timely made. The Government

Affairs department also manages the Company’s various trade association memberships, which provide significant benefits to the Company and its shareholders by giving the Company access to their business, technical and industry expertise and by advancing the Company’s commercial interests. Depending on the trade association, a percentage of the membership dues may go to federal lobbying and other political activities; that percentage (determined by the trade association) is by law included in the Company’s publicly available federal lobbying disclosure report.

Further disclosure of the Company’s membership dues to these associations could potentially put the Company at a disadvantage with its competitors by revealing what are often negotiated rates of membership, and by highlighting the Company’s strategies and priorities. Furthermore, disclosure would not provide the Company’s shareholders with a greater understanding of the Company’s business objectives as they relate to its political contributions and expenditures and could instead risk misrepresenting the Company’s political activities. For example, these associations may take positions on certain matters which the Company does not support.

The Board believes that the high level of disclosure already publicly available and the Company’s current internal policies are sufficient to provide information to the Company’s shareholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. Any additional disclosure would be unnecessary especially in light of the Company’s significantly limited use of corporate funds for political contributions and expenditures as compared to the Company’s annual total expenditures. Accordingly, the Board does not believe such additional disclosure is in the best interests of the Company and its shareholders and recommends a vote against Proposal No. 2.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve Proposal No. 2.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal Regarding Political Contributions and Expenditures Report.

PROPOSAL NO. 3

Shareholder Proposal Regarding Adoption of Principles for Health Care Reform

The Company has been advised that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial owner of 500 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.

Shareholder Proposal

RESOLVED: Shareholders of Apple Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 45.7 million Americans without health insurance result in higher costs to our Company, as well as all other U.S. companies that provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduce shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

The Company’s Statement in Opposition to Proposal No. 3

The Board of Directors recommends a vote AGAINST Proposal No. 3.

Comprehensive health care reform is a complex legislative and public policy matter that requires vigorous discussion and debate in public forums among members of the public and those in health care and health insurance industries with relevant knowledge and expertise. The Board believes that adoption of the broad and vague principles of one organization would not contribute constructively to this public dialogue and may very well constrain the Company as it explores innovative solutions presented by various organizations to address the health care issues that impact the Company’s employees and their families.

The Company is committed to the health and well-being of its employees and their families. The Company also is aware that employee health has a direct correlation to productivity and that providing health insurance enhances its ability to attract and retain employees. The Company continually strives to develop and implement initiatives to ensure quality, cost-effective health care coverage for employees who meet minimum workweek requirements and to encourage healthy lifestyle changes and enhance the quality of life for all the Company’s employees and their families. The following are examples of how the Company is working to improve employee health care:

•	FlexBenefits. The Company offers FlexBenefits, a flexible program that allows an employee to choose health, life and disability benefits that best fit the employee’s individual and family needs. The

Company provides employees with FlexDollars, which may be applied toward the purchase of core benefits for themselves and eligible family members, as well as additional life and disability insurance. The Company offers Flexible Spending Accounts to help employees pay for health care expenses and dependent day care services with pre-tax dollars.

•

Wellness Program. The Company’s Wellness Program is designed to encourage healthy lifestyle changes and enhance the quality of life for the Company’s employees and their families. Key components of this program include access to fitness facilities, health education and preventive care services. The Company sponsors onsite fitness centers in Cupertino, California; Sacramento, California; and Austin, Texas.

The Company believes that these initiatives help the Company’s business and employees by supporting employee well-being and productivity and controlling the cost of health care benefits for employees and the Company.

National health care reform will require action by the U.S. Congress and the President, and input from American voters will be critical as policymakers debate the scope and cost of health care reforms. The Board does not believe that national health care reform is an issue that should be addressed through the Company’s annual meeting process. The Board believes that this proposal will not provide better health care solutions for the Company or its employees and will not benefit the Company or its shareholders, and recommends a vote against Proposal No. 3.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve Proposal No. 3.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal Regarding Adoption of Principles for Health Care Reform.

PROPOSAL NO. 4

Shareholder Proposal Regarding Sustainability Report

The Company has been advised that As You Sow, 311 California Street, Suite 510, San Francisco, CA 94104, on behalf of John Powers, a beneficial owner of 84 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting. The proposal is co-sponsored by the Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 02109, a beneficial owner of 7,950 shares of the Company’s common stock and the New York City Office of the Comptroller, 1 Centre Street, New York, NY 10007, a beneficial owner of 2,050,097 shares of the Company’s common stock.

Apple, Inc.—2008

WHEREAS: Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. Information from corporations on their greenhouse gas emissions and climate change policies is essential to investors as they assess the strengths of corporate securities in the context of climate change and the need for greenhouse gas emissions reductions.

Globally over 2,700 companies issued reports on sustainability issues in 2007 (www.corporateregister.com). As such, it is no surprise that Dell, IBM, and Hewlett-Packard have taken leadership roles in these areas through the publication of comprehensive sustainability reports that address their company’s impacts with regards to greenhouse gas emissions, carbon reduction, toxics, and employee safety. In fact, these companies have provided detailed public assessments of existing emissions and made carbon reduction commitments. Apple, Inc., however, lags behind its global industry peers on sustainability reporting, especially regarding key environmental issues such as climate change.

The information and communication technologies sector is estimated to contribute between 2-3% of total greenhouse gas emissions. As the industry continues to develop globally, this is set to increase further. Given the industry’s large social and environmental footprint, we feel it is imperative that Apple develop clear policies and programs that address the impacts of its operations on the environment and on society.

RESOLVED: Shareholders request that the Board of Directors prepare a sustainability report describing corporate strategies regarding climate change, specifically to reduce greenhouse gas emissions and addressing other environmental and social impacts such as toxics and recycling, as well as employee and product safety. The report, prepared at reasonable cost and omitting proprietary information, should be published by July 2009.

SUPPORTING STATEMENT: The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability. Taking early action to calculate emissions and prepare for standards could provide competitive advantage, while inaction risks exposing companies to regulatory and litigation risk and reputational damage.

We recommend that Apple use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“the Guidelines”) to prepare the sustainability report and to use the Carbon Disclosure Project (CDP) as a means to specifically report on its greenhouse gas emissions and reduction efforts. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations.

The Company’s Statement in Opposition to Proposal No. 4

The Board of Directors recommends a vote AGAINST Proposal No. 4.

The Company’s commitment to increased transparency regarding its social and environmental practices is evidenced by the reports and other data available on the Company’s website, as described below. As this information already addresses many of the specific issues of interest that are described in Proposal No. 4, the Board believes that the proposal has been substantially addressed and publication of an additional report would produce little added value while requiring unnecessary time and expense.

The Company recognizes its responsibility as a global citizen and continually strives to reduce the environmental impact of its operations. The Company has communicated its environmental initiatives to the Company’s stakeholders and intends to provide regular updates of the Company’s efforts and accomplishments. For example, in last year’s letter entitled “A Greener Apple” (available at www.apple.com/hotnews/agreenerapple), Mr. Jobs announced the unprecedented goal of eliminating polyvinyl chloride (PVC) and brominated flame retardants (BFRs) from the Company’s products by the end of 2008. This year, in the “Apple 2008 Environmental Update” (available at www.apple.com/environment/update), Mr. Jobs has reported that all of the Company’s new product designs are on track to meet the Company’s 2008 year-end goal.

In addition to such updates, the Company has made available a number of reports and relevant webpages. In preparing certain information in these reports and webpages, the Global Reporting Initiative (GRI) Sustainability

Reporting Guidelines (G3) (the “GRI Guidelines”) were considered. The following is a summary of available reports and other information, with GRI indices relating to the environment (EN), human rights (HR) and labor practices (LA) indicated where applicable:

•

Product Environmental Reports (EN 26). These reports (available at www.apple.com/environment/resources/environmentalperformance.html) have been created to document the progress the Company has made to minimize the carbon emissions of each of the following products: MacBook Air, MacBook, MacBook Pro, iMac (20-inch), iMac (24-inch), iPhone, iPod nano and iPod touch. Each product environmental report contains a description of the product’s energy efficiency, material composition, packaging and greenhouse gas emissions. No other company in the Company’s industry provides this amount of detail at the product level.

•

Facilities Environmental Report (EN2, EN3, EN5, EN7, EN8, EN16, EN17, EN18, EN21, EN24, EN29). This report (available at www.apple.com/environment/resources/environmentalperformance.html) documents the environmental impact of the Company’s facilities, including the Company’s retail stores, and highlights activities to reduce energy and water consumption and waste production.

•

Supplier Responsibility (HR2, HR4, HR5, HR6, HR7, LA5, LA8). The Company’s Supplier Responsibility webpage (available at www.apple.com/supplierresponsibility) provides an overview of the Company’s efforts to ensure its supply chain lives up to the standards outlined in the Company’s Supplier Code of Conduct (which can be downloaded on this webpage), including compliance monitoring and corrective actions. In addition, the Company has made available results of its recent supplier audits.

•

Product Design. The Company’s Product Design webpage (available at www.apple.com/environment/design) contains information regarding the reduction of packaging, the use of recyclable materials and dematerialization.

•

Energy Efficiency. The Company’s Energy Efficiency webpage (available at www.apple.com/environment/energyefficiency) outlines the Company’s efforts to reduce energy consumption of products. This webpage also includes a link to an Energy Usage Calculator, which shows how much money can be saved by using the Energy Saver feature that is part of every Company system.

•

Materials. The Company’s Materials webpage (available at www.apple.com/environment/materials) provides information on the Company’s efforts in environmentally responsible production, including the use of recycled and bio-based materials and the elimination of environmentally hazardous substances.

•

Recycling (EN2, EN24). The Company’s Recycling webpage (available at www.apple.com/environment/recycling) describes the Company’s recycling and waste minimization activities, including information about the Company’s recycling programs and initiatives at the Company’s facilities.

•

Product Environmental Specifications. The Company’s Product Environmental Specifications (available at www.apple.com/environment/resources/specs.html) educate the Company’s customers about specific environmental issues as they relate to Company products, including banned materials, energy consumption, packaging materials and battery chemistries.

•

Materials Safety Data Sheets. The Company’s Materials Safety Data Sheets (available at www.apple.com/environment/resources/msds.html) provide important information about the substances contained in some of the Company’s products. They give instructions on the storage and handling of these products, regulatory information regarding the substances they contain, and other information useful to those who use such products in the workplace.

The Board believes the various reports and webpages described above substantially fulfill the request for information in Proposal No. 4. In addition, the Company has already considered the GRI Guidelines when preparing certain of its reports and determined the indicators most applicable and useful in the context of the Company’s business. The Board does not believe expanding into additional areas of disclosure to prepare the sustainability report requested by Proposal No. 4 is in the best interests of the Company’s shareholders when the Company has substantially fulfilled the request for such a report by providing the information described above. Accordingly, the Board recommends a vote against Proposal No. 4.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve Proposal No. 4.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal Regarding Sustainability Report.

PROPOSAL NO. 5

Shareholder Proposal Regarding Advisory Vote on Compensation

The Company has been advised that the AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, a beneficial owner of 21,318 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting. The proposal is co-sponsored by The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, a beneficial owner of 1,555 shares of the Company’s common stock.

RESOLVED, that shareholders of Apple Inc. (“Apple”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at Apple has not always been structured in ways that best serve shareholders’ interests. For example, in 2000, Chairman and CEO Steve Jobs was given a special bonus in the form of an aircraft with a total cost of approximately $90,000,000, out of which approximately $40.5 million was for tax reimbursement.

We believe that existing U.S. corporate governance arrangements, including SEC rules and share exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. share exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Apple’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Apple with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

Last year, this proposal received the votes of a majority of the shares voted for and against.

The Company’s Statement in Opposition to Proposal No. 5

The Board of Directors recommends a vote AGAINST Proposal No. 5.

The Board recognizes that executive compensation is a key corporate governance issue and has carefully considered the proposal and the issues associated with shareholder ratification of executive compensation. While the Board generally supports enhancing the dialogue between shareholders and the Board, it does not believe that it is in the best interests of the Company’s shareholders to provide for shareholder ratification of executive compensation and recommends a vote against this proposal for the following reasons.

The Compensation Committee of the Board, consisting entirely of independent directors, is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for the Company. This program is discussed in detail in this Proxy Statement in the section entitled “Executive Compensation—Compensation Discussion and Analysis.” The program is carefully designed around various components of compensation, including base salaries, incentive bonuses and equity awards, and the Compensation Committee reviews and approves annually the compensation for all executive officers of the Company. In addition, the Compensation Committee engages an independent compensation consulting firm (see the section entitled “D. Executive Compensation Program Design and Implementation—5. The Role of Consultants” under “Executive Compensation—Compensation Discussion and Analysis” above) to help it design compensation packages in a manner that effectively serves the interests of the shareholders by providing appropriate incentives to executive officers and allowing the Company to remain competitive with its peers. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select the appropriate incentives so that the Company can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance.

An advisory vote would not provide the Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that it could address when considering the Company’s remuneration policies. Other means of communicating concerns to the Board and/or the Compensation Committee are already available to shareholders. Any shareholder may communicate specific concerns directly with the Board and/or the Compensation Committee if the shareholder disagrees with the Company’s compensation policies by following the instructions provided in this Proxy Statement in the section entitled

“Communications with the Board” under “Directors” above. This process allows shareholders to voice concerns about executive compensation before decisions are made, as opposed to merely voting on the results of the decisions. The Annual Meeting also provides a forum for shareholders to enter into a dialogue with the Company on a variety of matters, including executive compensation issues.

The Compensation Committee exercises great care in determining and disclosing executive compensation. The Board believes that an advisory resolution would not have any legal consequence on any compensation arrangement. Rather, adopting this practice could negatively affect shareholder value by creating the impression among the Company’s executives that their compensation opportunities could be limited or negatively affected by this practice, and it may very well constrain the Compensation Committee’s efforts to recruit and retain exceptional executives who will focus on the Company’s long-term performance and results. The Board does not believe the advisory vote will enhance governance practices or improve communication with shareholders, or that it is in the best interest of the Company’s shareholders.

It is widely expected that the U.S. Congress, in its new session, will enact legislation requiring shareholder advisory votes on executive compensation. Consequently, it would be premature for the Company to take action at this time to implement a shareholder advisory vote procedure. The Board believes that the Company and its shareholders are best served by monitoring legislative developments and promptly adopting any new practices related to executive compensation and shareholder advisory votes that are mandated by law or regulation.

Accordingly, the Board does not believe an advisory vote on executive compensation is in the best interests of the Company and its shareholders and recommends a vote against Proposal No. 5.

Vote Required

The affirmative vote of (i) a majority of the voting power present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the voting power required to constitute the quorum are required to approve Proposal No. 5.

Recommendation of the Board of Directors

The Board recommends a vote AGAINST the Shareholder Proposal Regarding Advisory Vote on Compensation.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: January 7, 2009

Directions to the 2009 Annual Meeting of Shareholders

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound.	Take 280 southbound.
Take the De Anza Blvd. exit.	Take the De Anza Blvd. exit.
Make a left onto De Anza Blvd. (at signal).	Make a right onto De Anza Blvd. (at signal).
Make a left onto Mariani Avenue.	Make a left onto Mariani Avenue.
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4 (to Apple Town Hall).	Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2009 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the Annual Report on Form 10-K for the fiscal year ended September 27, 2008 in lieu of producing a glossy annual report.

APPLE INC.

Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 25, 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/AAPL

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

123456

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR all the listed nominees.

1. Nominees: For Withhold For Withhold For Withhold

01—William V. Campbell 02—Millard S. Drexler 03—Albert A. Gore, Jr.

04—Steven P. Jobs 05—Andrea Jung 06—Arthur D. Levinson, Ph.D.

07—Eric E. Schmidt, Ph.D. 08—Jerome B. York

B Proposals — The Board of Directors recommends a vote AGAINST Proposals 2, 3, 4 and 5.

For Against Abstain For Against Abstain

2. Shareholder proposal regarding political contributions and 3. Shareholder proposal regarding adoption of principles for expenditures report, if properly presented at the meeting. health care reform, if properly presented at the meeting.

4. Shareholder proposal regarding sustainability report, if 5. Shareholder proposal regarding advisory vote on compensation,

properly presented at the meeting. if properly presented at the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1	U P X 0 2 0 2 1 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00ZHUA

Apple Inc.

2009 Annual Meeting of Shareholders February 25, 2009 10:00 a.m. Pacific Standard Time

1 Infinite Loop, Building 4, Cupertino, California 95014 Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions:

FROM SAN JOSE:

Take 280 northbound. Take the De Anza Blvd. exit.

Make a left onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue.

Enter Infinite Loop Parking Lot at the end of Mariani Avenue.

Proceed to Building 4 (to Apple Town Hall).

FROM SAN FRANCISCO:

Take 280 southbound. Take the De Anza Blvd. exit.

Make a right onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue.

Enter Infinite Loop Parking Lot at the end of Mariani Avenue.

Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2009 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the enclosed Annual Report on Form 10-K for the fiscal year ended September 27, 2008 in lieu of producing a glossy annual report.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF APPLE INC.

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 25, 2009

The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Shareholders and Proxy Statement with respect to the 2009 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Wednesday, February 25, 2009 at 10:00 a.m. Pacific Standard Time, and hereby appoints Peter Oppenheimer and Daniel Cooperman, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. Common Stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES AND AGAINST PROPOSALS 2, 3, 4 AND 5, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE TELEPHONE OR BY THE INTERNET. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE.

C Non-Voting Items

Change of Address — Please print new address below.

Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and annual reports issued by Apple Inc. over the Internet.

I Consent

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below officer, NOTE: please Please provide sign your your name(s) FULL EXACTLY title. as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD.